Exhibit 99.1

PRESS RELEASE

UNITED COMMUNITY BANCORP ANNOUNCES RESIGNATION OF

CFO VICKI MARCH AND APPOINTMENT OF DAVID ROSEN

Lawrenceburg, Ind., December 23, 2016 - United Community Bancorp (the “Company”) (Nasdaq: UCBA), the holding company of United Community Bank (the “Bank”) today announced that Vicki March, the Company’s and the Bank’s Chief Financial Officer, Senior Vice President of Finance and Treasurer, is resigning effective January 3, 2017. “We thank Vicki for her service and wish her well in her future endeavors,” said the Company’s President and Chief Executive Officer, E.G. McLaughlin. The Company also announced that the Boards of Directors of the Company and the Bank have appointed David Z. Rosen to serve as the Company’s Chief Financial Officer following Ms. March’s departure. Mr. Rosen currently serves as the Bank’s Chief Risk Officer, a role in which he will continue to serve when he becomes Chief Financial Officer. Regarding Mr. Rosen’s appointment, Mr. McLaughlin stated, “We are incredibly fortunate to have such a talented officer already in-house and prepared to assume the CFO’s duties in January. As Chief Risk Officer, Dave has successfully managed the Company’s securities portfolio and asset liability management process, and assisted with the preparation of the Company’s and the Bank’s financial statements. He has also advised the Bank’s Investment and Asset Liability Management Committees on matters of balance sheet and liquidity management and scenario based profitability forecasting. His appointment will not only facilitate a seamless transition of the CFO’s responsibilities, but it will permit the Company and the Bank to consolidate managerial positions such that we expect to realize noninterest expense savings beginning in calendar year 2017.” Mr. Rosen has been United Community Bank’s Chief Risk Officer since 2014. Prior to that time, he was Chief Financial Officer of The Merchant’s Bank and Trust Company in West Harrison, Indiana since 2010. From 2005 until 2010, Mr. Rosen served as an Audit Supervisor of financial institutions for two public accounting firms. Mr. Rosen is a certified public accountant and has a bachelor’s degree in accounting and business economics from the Miami University.

United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana. The Bank currently operates eight offices in Dearborn County and Ripley County, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K for the year ended June 30, 2016 filed with the SEC on September 27, 2016 which is available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact:	United Community Bancorp

E.G. McLaughlin, President and Chief Executive Officer

(812) 537-4822